UNIFIED SERIES TRUST

AMENDED AND RESTATED

RULE 18f-3 PLAN

OF THE

IRON STRATEGIC INCOME FUND

IRON EQUITY PREMIUM INCOME FUND

WHEREAS, Unified Series Trust, an Ohio business trust (the “Trust”), is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of its series, Iron Strategic Income Fund and Iron Equity Premium Income Fund (each a “Fund”) desires to adopt this 18f-3 Plan (“Plan”) pursuant to Rule 18f-3 of the 1940 Act; and

WHEREAS, the Trust’s Board of Trustees, including the Trustees who are not interested persons of the Trust or any Fund (“Independent Trustees”), have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties, that the Plan, including the expense allocation, is in the best interests of each Fund and each class of each Fund.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

A. Differences Among Classes. Each class of shares of a Fund:

(1) (a) Shall have a different arrangement for shareholder services or the distribution of its shares, and shall pay all of the expenses of that arrangement;

(b) May pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes; and

(c) May pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provision in the advisory contract of the Fund to the investment performance of each class;

(2) Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(3) Shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(4) Shall have in all other respects the same rights and obligations as each other class.

B. Description of Classes. Each Fund shall offer the following classes of shares on the terms set forth below:

(1)	Investor Class. Investor Class shares shall be subject to an ongoing 12b-1 fee of 0.25% and an administration fee of 0.10%. Investor Class shares shall have a lower initial minimum investment than Institutional Class shares.

(2)	Institutional Class. The Institutional Class shall not charge any Rule 12b-1 fee or administration fee, and shall have a higher initial minimum investment than the Investor Class.

Each Fund reserves the right to require a shareholder to convert its shares of the Institutional Class into shares of the Investor Class in the event the net asset value of such shareholder’s account falls below minimum investment amount due to redemptions (excluding the effect of reductions in value due to market fluctuations).

C. Allocation of Class Expenses. Income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses not allocated to a particular class shall be allocated to each class of a Fund based on the net assets of that class in relation to the net assets of the applicable Fund (“relative net assets”).

D. Board Approval. This Plan shall take effect with respect to each Fund upon the approval of the Plan, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) the Independent Trustees, cast at a meeting or meetings called for the purpose of voting on this Plan. Prior to approving the Plan or any material amendment thereto, a majority of the Trustees and Independent Trustees have determined that the Plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class of each Fund individually and each Fund as a whole. Before any vote on the Plan, the Trustees shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.